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                                  Exhibit 23.2


                               CONSENT OF COUNSEL




Avitar, Inc.

We hereby consent to the filing as an exhibit to this Registration Statement of our opinion dated July 24, 1996, relating to the validity of the Common Stock being offered pursuant to the Prospectus constituting a part of this Registration Statement.

We also consent to the reference to us under the caption "Legal Matters" in the Prospectus.

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.




/s/  DOLGENOS NEWMAN & CRONIN LLP
Dolgenos Newman & Cronin LLP


New York, New York
July 30, 1996